UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   ABRAMS, PAUL G.
   2125 1ST AVE
   #1602
   SEATTLE, WA  98121
   USA
2. Issuer Name and Ticker or Trading Symbol
   NEORX CORPORATION
   NERX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   10/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |10/6/0|M   | |5,000             |A  |1.50       |                   |      |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/6/0|S   | |5,000             |D  |18.625     |                   |      |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/9/0|M   | |5,000             |A  |1.50       |                   |      |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/9/0|S   | |5,000             |D  |17.235     |                   |      |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/9/0|M   | |2,608             |A  |1.50       |                   |      |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/9/0|S   | |2,608             |D  |17.4375    |                   |      |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/9/0|M   | |1,267             |A  |1.50       |                   |      |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/9/0|S   | |1,267             |D  |17.50      |                   |      |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/9/0|M   | |5,000             |A  |1.50       |                   |      |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/9/0|S   | |5,000             |D  |17.1875    |151,360            |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |1.50    |10/6/|M   | |5,000      |D  | (1) |11/15|Common Stock|5,000  |       |13,875      |D  |            |
(Right to buy)        |        |00   |    | |           |   |     |/00  |            |       |       |            |   |            |
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Employee Stock Option |1.50    |10/9/|M   | |5,000      |D  | (1) |11/15|Common Stock|5,000  |       |8,875       |D  |            |
(Right to Buy)        |        |00   |    | |           |   |     |/00  |            |       |       |            |   |            |
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Employee Stock Option |1.50    |10/9/|M   | |2,608      |D  | (1) |11/15|Common Stock|2,608  |       |6,267       |D  |            |
(Right to Buy)        |        |00   |    | |           |   |     |/00  |            |       |       |            |   |            |
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Employee Stock Option |1.50    |10/9/|M   | |1,267      |D  | (1) |11/15|Common Stock|1,267  |       |5,000       |D  |            |
(Right to Buy)        |        |00   |    | |           |   |     |/00  |            |       |       |            |   |            |
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Employee Stock Option |1.50    |10/9/|M   | |5,000      |D  | (1) |11/15|Common Stock|5,000  |       |-0-         |D  |            |
(Right to Buy)        |        |00   |    | |           |   |     |/00  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Exercisable at 25% annually beginning 11/15/1991 in accordance with the vesting schedule of the employee stock option plan.
SIGNATURE OF REPORTING PERSON
Paul G. Abrams
DATE
November 2, 2000